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                            ARTICLES OF INCORPORATION

                                       OF

                            SOUTHERN PROMOTIONS, INC.


                                       I.

            The name of the Corporation is:

                  SOUTHERN PROMOTIONS, INC.

                                       II.

            The Corporation shall have perpetual duration.

                                      III.

            The Corporation is organized for the following purposes: To engage in promotions, conventions, arrangements for meetings and consultation; to invest, purchase or otherwise acquire; to own, hold use, maintain, service or repair; and to sell, rent, lease, pledge, mortgage, exchange, export, distribute, assign and otherwise dispose of, and generally to trade in and with real estate, goods, wares, merchandise, commodities, articles of commerce and property of every kind and description.

            To do each and everything necessary, suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation.
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            IN FURTHERANCE OF AND NOT IN LIMITATION of the general powers conferred by the laws of the State of Georgia and the objects and purposes herein set forth, it is expressly provided that to such extent as a corporation organized under the Georgia Business Corporation Code may now or hereafter lawfully do, the Corporation shall have power to do, either as principal or agent and either alone or in connection with other corporations, firms or individuals, all and everything necessary, suitable, convenient or proper for, or in connection with, or incident to, the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated, or designed directly or indirectly to promote the interests of the Corporation or to enhance the value of its properties; and in general to do any and all things and exercise any and all powers, rights and privileges which a corporation may now or hereafter be authorized to do or to exercise under the Georgia Business Corporation Code or under any act amendatory thereof, supplemental thereto or substituted therefor.

            The foregoing provisions of this Article III shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers herein specified shall, except when otherwise provided in this Article III, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation.

                                       IV.

            The Corporation shall have authority to issue not more than 1,000,000 shares of common stock of $1.00 par value per share.


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            The Corporation may purchase its own shares of capital stock out of unreserved and unrestricted earned surplus and capital surplus available therefor and as otherwise provided by law.

            The Board of Directors may from time to time distribute to shareholders out of capital surplus of the Corporation a portion of its assets, in cash or in property.

                                       V.

            None of the holders of any stock of the Corporation of any kind, class or series now or hereafter authorized shall have preemptive rights with respect to any shares of capital stock of the Corporation of any kind, class or series now or hereafter authorized.

                                      VI.

            The initial registered office of the Corporation shall be 3100 Equitable Building, 100 Peachtree Street, N.W., Atlanta, Fulton County, Georgia 30043. The initial registered agent of the Corporation shall be Harold E. Abrams, whose address is 3100 Equitable Building, 100 Peachtree Street, N.W., Atlanta, Georgia 30043.


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                                      VII.

            The initial Board of Directors shall consist of one (1) member, who shall be as follows:

                              S. Stephen Selig, III
                              1100 Spring Street, N.W.
                              Atlanta, Georgia 30367

                                      VIII.

            The name and address of the incorporator are:

                              Harold E. Abrams
                              3100 Equitable Building
                              100 Peachtree Street, N.W.
                              Atlanta, Georgia 30043

                                       IX.

            The Corporation shall not commence business until it shall have received not less than $500.00 in payment for the issuance of shares of stock.

            IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation.





                                               /s/  Harold E. Abrams
                                               -------------------------------
                                               HAROLD E. ABRAMS
                                               Incorporator


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